Exhibit 3.1

Certificate of Amendment of the Company’s Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MOVE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Move, Inc. (the “Corporation”), a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1.  The Restated Certificate of Incorporation is hereby amended by deleting Article IV, Section (a) thereof and inserting the following in lieu thereof:

“The Corporation is authorized to issue two classes of shares which shall be designated as Common Stock, $0.001 par value per share, and Preferred Stock, $0.001 par value per share.  The total number of shares that the Corporation is authorized to issue is 125,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock”

An additional paragraph shall be added to the text at the end of Article IV that shall read as follows:

“Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each four shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.001 per share, of the Corporation.  Fractional shares shall be issued as applicable.”

2.  The foregoing amendment was effected pursuant to a resolution of the Board of Directors of the Corporation.

3.  Thereafter, pursuant to a resolution by the Board of Directors, said amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the DGCL, and the necessary number of shares as required by statute were voted in favor of the amendment.  Accordingly, said proposed amendment has been duly adopted in accordance with Section 242 of the DGCL.

Dated:  November 14, 2011

/s/Steven H. Berkowitz
By:	Name: Steven H. Berkowitz
Title: President and Chief Executive Officer